Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Investment Trust of our report dated October 22, 2020, relating to the financial statements and financial highlights, which appears in John Hancock Mid Cap Stock Fund Annual Report on Form N-CSR for the year ended August 31, 2020. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” for John Hancock Mid Cap Growth Fund, which are also incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 20, 2021